3 Year Autocallable Securities Linked to MRK
Preliminary Terms
This summary of terms is not complete and should be read with the preliminary pricing supplement below
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying:	Merck & Co., Inc. (ticker: “MRK”)
Pricing date:	April 1, 2025
Valuation dates:	Annually, beginning approximately one year after issuance
Final valuation date:	April 3, 2028
Maturity date:	April 6, 2028
Final barrier value:	70.00% of the initial underlying value
Automatic early redemption:
If on any valuation date prior to the final valuation date the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically called for an amount equal to the principal plus the applicable premium

Premium:	At least 14.80% per annum*
Equity ratio:	The stated principal amount divided by the initial underlying value
CUSIP / ISIN:	17333H3U6 / US17333H3U60
Initial underlying value:	The closing value on the pricing date
Final underlying value:	The closing value on the final valuation date
Underlying return:	(Final underlying value - initial underlying value) / initial underlying value
Payment at maturity (if not autocalled):
•
If the final underlying value is greater than or equal to the initial underlying value:
$1,000 + the premium applicable to the final valuation date
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If the final underlying value is less than the initial underlying value but greater than or equal to the final barrier value:
$1,000
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If the final underlying value is less than the final barrier value:
a fixed number of underlying shares of the underlying equal to the equity ratio (or, if we elect, the cash value of those shares based on the final underlying value)
If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final barrier value, you will receive underlying shares (or, in our sole discretion, cash) that will be worth significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.
All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Stated principal amount:	$1,000 per security
Preliminary pricing supplement:	Preliminary Pricing Supplement dated March 27, 2025
* The actual premium will be determined on the pricing date.
** The hypotheticals assume that the premium applicable to each valuation date will be set at the lowest value indicated in this offering summary.
*** The hypothetical assumes that (1) the premium on the final valuation date will be set at the lowest value indicated in this offering summary and (2) the closing value of the underlying on the final valuation date is the same as the closing value of the underlying on the maturity date.
Hypothetical Interim Payment per Security**
Valuation Date on which the Closing Value of the Underlying Equals or Exceeds Initial Underlying Value	Premium	Hypothetical Redemption
March 31, 2026	14.80%	$1,148.00
April 1, 2027	29.60%	$1,296.00
If the closing value of the underlying is not greater than or equal to the initial underlying value on any interim valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium following that valuation date.
Hypothetical Payment at Maturity per Security***
Assumes the securities have not been automatically redeemed prior to maturity.
Hypothetical Underlying Return on Final Valuation Date	Hypothetical Payment at Maturity or Cash Value of Underlying Shares Received at Maturity
100.00%	$1,444.00
50.00%	$1,444.00
25.00%	$1,444.00
0.00%	$1,444.00
-0.01%	$1,000.00
-30.00%	$1,000.00
-30.01%	$699.90
-50.00%	$500.00
-75.00%	$250.00
-100.00%	$0.00

Selected Risk Considerations	Additional Information
•
You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final barrier value, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares of the underlying (or, in our sole discretion, cash based on the value thereof) that will be worth significantly less than the stated principal amount and possibly nothing. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.
•
Your potential return on the securities is limited.
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The securities do not pay interest.
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You will not receive dividends or have any other rights with respect to the underlying.
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The securities may be automatically redeemed prior to maturity.
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The securities offer downside exposure, but no upside exposure, to the underlying.
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The securities are particularly sensitive to the volatility of the closing value of the underlying on or near the valuation dates.
•
The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.
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The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.
•
The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement.
•
The value of the securities prior to maturity will fluctuate based on many unpredictable factors.
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The issuer and its affiliates may have conflicts of interest with you.
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The U.S. federal tax consequences of an investment in the securities are unclear.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.
Filed pursuant to Rule 433

The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities.

This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.